Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-271246, 333-271245, 333-202554, 333-224427, 333-142308, 333-158660 and 333-255581 on Form S-8 of our reports dated February 20, 2025, relating to the consolidated and combined financial statements of Crane NXT, Co. and subsidiaries (“the Company”), and the effectiveness of the Company’s internal control over financial reporting appearing in this Annual Report on Form 10-K of Crane NXT, Co. for the year ended December 31, 2024.

/s/ Deloitte & Touche LLP
Stamford, Connecticut
February 20, 2025